Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2018, relating to the combined balance sheets as of December 31, 2017 and 2016, the related combined statements of operations, changes in member’s equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes of Liberty Oilfield Services LLC, Predecessor appearing in the Annual Report on Form 10-K of Liberty Oilfield Services Inc. for the year ended December 31, 2017.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
June 28, 2018